Attachment
RULE 10f-3 - REPORT FORM

Additional Information for paragraph (d) commission or spread - comparable recent offerings:

	Comparison # 1 	Comparison # 2 	Comparison # 3 	Comparison # 4	Comparison # 5
Security	CHK	ISPH	SUG
	CHESAPEAKE	INSPIRE	SOUTHERN
	ENERGY CORP	PHARMACEUTICALS,	UNION CO.
	CORP	INC.	CO.
Date Offered	7/28/2004	7/26/2004	7/26/2004
Offering Price 	14.75	12	18.75
Spread ($)	0.553	0.72	0.656
Spread (%)	3.75	6	3.5
Type of Security	Common Stock	Common Stock	Common Stock

Rating or Quality	N/A	N/A	N/A

Size of Issue	$295,000,000.00 	$72,000,000.00 	$206,250,000.00

Total Capitalization
of Issuer	$3,900.93 million	$455.42 million	$1,461.97 million


Note:  Minimum of two comparisons must be completed for each purchase.